Exhibit 10.70

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [ ] day of [ ] 2013 (the "Effective Date") by and between [ ] (the “Executive”) and PharmAthene, Inc., a Delaware corporation (“PharmAthene” or the “Company”).

WITNESSETH:

WHEREAS, PharmAthene, Taurus Merger Sub, Inc. (“Merger Sub”), Theraclone Sciences, Inc. (“Theraclone”) and Steven Gillis, Ph.D., as Securityholders’ Representative, have entered into an Agreement and Plan of Merger dated July 31, 2013 (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, the parties identified in the recital above will enter into a business combination transaction pursuant to which Theraclone will merge with and into Merger Sub, with Theraclone being the surviving corporation and a wholly owned subsidiary of PharmAthene;

WHEREAS, the Executive is currently employed by [PharmAthene] [Theraclone] and a party to an Employment Agreement with [PharmAthene] [Theraclone] dated [ ] (the “Prior Agreement”); and

WHEREAS, subject to the consummation of the transactions contemplated by the Merger Agreement, the Company desires to employ the Executive and the Executive desires to [accept] [continue] employment with the Company subject to the terms and conditions herein agreed upon:

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.Effectiveness of Agreement. This Agreement shall become effective upon the Effective Date.

2. Employment; Term. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth for the period commencing on the Effective Date and ending on the first anniversary of such date. The term of this Agreement shall be automatically extended for an additional year on each anniversary of the date hereof unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such anniversary. The period of the Executive’s employment under this Agreement, as it may be terminated or extended from time to time as provided herein is referred to as the “Employment Period.”

3. Position and Duties.

a. Position and Duties Generally. The Executive shall be employed by the Company in the position of [TITLE] and shall faithfully render such executive, managerial, administrative and other services as are customarily associated with and incident to such position and as the Company may from time to time reasonably require consistent with such position.

b. Other Positions. The Executive shall hold such other positions and executive offices with the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be authorized by the Board of Directors of the Company (“Board”). The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Employment Period in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Compensation Committee specifically approves such additional compensation; provided, however, that the President and CEO shall review, in good faith, the Executive’s compensation in light of these additional responsibilities, and, if deemed appropriate, recommend that the Compensation Committee review and recommend the Board’s approval of a compensation adjustment.

c. Devotion to Employment. The Executive shall be a full-time employee of the Company and shall devote the Executive’s full time, attention and efforts during the Employment Period to the business of the Company and the duties required of the Executive in the Executive’s position, except for vacation time taken in accordance with the Company’s vacation policy in effect from time to time and in accordance with the terms of this Agreement and for absences due to temporary illness. During the Employment Period, the Executive shall not be engaged in any other business activity which, in the reasonable judgment of the Board or its designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The foregoing, however, does not prohibit the Executive from participating in civic, religious or charitable activities, so long as such activities do not interfere with the Executive’s duties to the Company.

4. Compensation; Reimbursement.

a. Base Salary. For the Executive’s services, the Company shall pay to the Executive an annual base salary of not less than $[SALARY] per annum, payable in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be subject to review annually by the Compensation Committee and shall be subject to increase at the option and sole discretion of the Compensation Committee.

b. Bonus. The Executive shall be eligible to receive at the sole discretion of the Compensation Committee, an annual cash bonus of up to an additional [ %] of the Executive’s base salary [provided, however, that for fiscal year 2013, the Executive shall receive an annual cash bonus no less than Executive’s target bonus, which will be paid on the earlier of (i) the Closing Date and (ii) the date such annual bonuses would otherwise be paid during the first calendar quarter of 2014.] . In addition, the Executive may be eligible for additional bonuses at the option and sole discretion of the Compensation Committee based upon the achievement of certain pre-determined performance milestones.

c. Benefits Generally.

i.	In addition to the salary and cash bonus described above, the Executive shall be entitled during the Employment Period to participate in such employee benefit plans and programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the level, position, tenure, salary, age, health and other qualifications of the Executive including, without limitation, medical, dental and vision insurance coverage for the Executive and the Executive’s dependents, disability, death benefit and life insurance and pension plans. [For all purposes, including eligibility, and vesting, the Executive shall be credited for Executive’s prior service with Theraclone prior to the Closing.]

ii.	[The Executive will be entitled to receive such equity compensation awards as the Compensation Committee may grant to the Executive from time to time; subject to such terms and conditions as the Compensation Committee may impose.]

iii.	The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

d. Vacation. The Executive shall be entitled to twenty (20) days of vacation in each calendar year.

e. Expenses. During the Employment Period, the Company shall reimburse the Executive in accordance with the practices in effect from time to time for other officers or staff personnel of the Company for all reasonable and necessary business and travel expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive’s duties hereunder, upon presentation by the Executive to the Company of appropriate supporting documentation. The Company shall reimburse approved expenses as soon as practicable after submission, but in no event later than the last day of the tax year following the tax year in which the expense was incurred. The amount of expenses eligible for reimbursement in one year will not affect the expenses eligible for reimbursement in another year.

f. Perquisites. The Executive shall be entitled to those perquisites as the Company shall make available from time to time to other executive officers of the Company, which shall include, without limitation, the costs for the Executive’s use of a cellular telephone, personal digital assistant and a laptop computer to the extent such equipment is used for business purposes.

5. Death; Disability. In the event that the Executive dies or is incapacitated or disabled by accident, sickness or otherwise, so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for a period that would entitle the Executive to qualify for long-term disability benefits under the Company’s then-current long-term disability insurance program or, in the absence of such a program, for a period of one hundred twenty (120) consecutive days or longer (such condition being herein referred to as a “Disability”) then (i) in the case of the Executive’s death, the Executive’s employment shall be deemed to terminate on the date of the Executive’s death and (ii) in the case of a Disability, the Company, at its option, may terminate the employment of the Executive under this Agreement immediately upon giving the Executive notice to that effect. The determination to terminate the Executive in the event of a Disability shall be made by the Board or the Board’s designee. In the case of a Disability, until the Company shall have terminated the Executive’s employment hereunder in accordance with the foregoing, the Executive shall be entitled to receive the compensation provided for herein notwithstanding any such physical or mental disability.

6. Termination For Cause. The Company may terminate the employment of the Executive hereunder at any time during the Employment Period for “cause” (such termination being herein referred to as a “Termination for Cause”) by giving the Executive notice of such termination, which termination shall be effective on the date of such notice or such later date as may be specified by the Company. For purposes of this Agreement, “Cause” means (i) the Executive’s willful and substantial misconduct that can reasonably be expected to affect materially and adversely the business or affairs of the Company, (ii) the Executive’s repeated neglect of duties or failure to act that can reasonably be expected to affect materially and adversely the business or affairs of the Company provided that neglect or failure to act has not been corrected, if capable of correction, within twenty (20) days after written notice is provided to the Executive by the Company, (iii) the Executive’s material breach of any of the agreements contained in Sections 11, 12, 13 or 14 hereof or of any of the Company’s policies, (iv) the commission by the Executive of any material fraudulent act with respect to the business and affairs of the Company, (v) the Executive’s conviction of (or plea of nolo contendere to) a crime constituting a felony, (vi) demonstrable gross negligence, or (vii) habitual insobriety or use of illegal drugs by the Executive while performing the Executive’s duties under this Agreement.

7. Termination Without Cause. The Company may terminate the employment of the Executive hereunder at any time without “cause” (such termination being herein referred to as “Termination without Cause”) by giving the Executive notice of such termination, upon the giving of which such termination shall take effect as of the date indicated in such notice.

8. Voluntary Termination by Executive. Any termination of the employment of the Executive by the Executive otherwise than as a result of death or Disability or for Good Reason (as defined below) shall be herein referred to as “Voluntary Termination”. A Voluntary Termination will be deemed to be effective immediately upon such termination.

9. Termination by Executive for Good Reason. Any termination of the employment of the Executive by the Executive for Good Reason shall be deemed to be equivalent to a Termination without Cause. For purposes of this Agreement “Good Reason” means (i) any material breach by the Company of any of its obligations under this Agreement (which shall include any material reduction in the Executive’s base salary, (ii) any material reduction in the Executive’s duties, authority or responsibilities, without the Executive’s consent, (iii) any assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position and duties, without the Executive’s consent, or (iv) the Company’s determination to require the Executive’s principal place of work to be a location anywhere other than within fifty (50) miles of the location of the Executive's principal place of work as of the Effective Date; provided, however, that the Executive may not terminate the Executive’s employment for Good Reason unless the Executive first provides the Company with written notice specifying the Good Reason within ninety (90) days after the first occurrence of an event or condition that constitutes Good Reason, the Company fails to remedy or cure the event or condition that constitutes Good Reason within thirty (30) days after it receives such written notice and the Executive must terminate the Executive’s employment within thirty (30) days following expiration of such cure period.

10. Effect of Termination of Employment.

a. Voluntary Termination; Termination For Cause. Upon the termination of the Executive’s employment as a result of the Executive’s Voluntary Termination or a Termination for Cause, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of the base salary provided for in Section 4(a) hereof, computed on a pro rata basis to the date of termination, (ii) payment of the Executive’s accrued but unpaid amounts and extension of applicable benefits in accordance with the terms of any incentive compensation, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating in accordance with the terms of such plans or programs, and (iii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 4(e) hereof.

b. Termination Without Cause; Termination for Good Reason. Upon the termination of the Executive’s employment as a result of a Termination without Cause or for Good Reason, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 10(a) hereof and (ii) severance benefits in the form of (A) a continuation of the Executive’s base salary as in effect immediately prior to such termination (but without regard to any reduction in base salary that was the event of Good Reason) for a period of 12 months following the effective date of such termination; and (B) to the extent that the Executive has elected and is continuing to receive COBRA continuation coverage under the Company’s group health plan in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce the COBRA premiums that the Executive is required to pay during the first twelve (12) months following the Executive’s termination of employment to that the Company charges to its active employees for the same level of group health coverage; provided, however, that the severance benefits described in clause (b)(ii) herein shall be provided in consideration for, and only after the Executive executes a General Release (which shall be provided on or about the date of termination) containing terms reasonably satisfactory to the Company within the time specified therein, but in no event later than fifty (50) days following the Executive’s termination of employment. Subject to Section 24 hereof, if the Executive timely executes such General Release and the applicable revocation period with respect to such General Release lapses, the Executive shall receive the first two (2) months of Executive’s salary continuation as provided in clause (ii) herein sixty (60) days after the Executive’s termination of employment and the remaining payments in accordance with the Company’s payroll practices. If the Executive does not timely execute the General Release or if the Executive revokes the General Release within the applicable revocation period prescribed by law, the Executive shall not be entitled to receive any severance benefits and the Executive will be required to pay one hundred two percent (102%) of the applicable premium (as defined in Code Section 4980B) for any COBRA continuation coverage elected by the Executive.

c. Death and Disability. Upon the termination of the Executive’s employment as a result of death or Disability, neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights or claims against the Company under this Agreement except the right to receive the payments and other rights provided for in Sections 5 and 10(a) hereof.

d. 280G Excise Tax. If (1) any amounts payable to Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be payable either in full or in a lesser amount, whichever would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a nationally recognized accounting firm doing business in the United States which otherwise does not perform services for the Company (which will be chosen by the mutual agreement of Executive and the Company, such services to be paid by the Company), and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. If required, the payments and benefits under this Agreement shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation.

11. Disclosure of Confidential Information. The Executive shall not, directly or indirectly, at any time during or after the Employment Period, disclose to any person, firm, corporation or other business entity, except as required by law, or use or copy for any purpose except in the good faith performance of the Executive’s duties to the Company, any Confidential Information (as herein defined). For purposes of this Agreement, “Confidential Information” means all trade secrets and all other non-public information of a business, financial, marketing, technical or other nature regardless of the form in which it is maintained (i.e., whether electronically, on computer disk, in a written document, photograph, or audio or video recording) pertaining to the Company or any subsidiary, including information of others that the Company or any subsidiary has agreed to keep confidential, including any such information developed by the Executive during the course of the Executive’s employment with the Company; provided, however, that Confidential Information shall not include any information that has entered or enters the public domain (other than through breach of the Executive’s obligations under this Agreement) or which the Executive is required to disclose by law or legal process. Upon the Company’s request at any time and upon termination of the Executive’s employment, the Executive shall immediately deliver to the Company all materials, including all copies of materials, in the Executive’s possession and/or control which contain Confidential Information, and shall not make or retain copies in any form of Confidential Information. [For purposes of this Section 11, Confidential Information shall include Confidential Information of Theraclone that the Executive had access to pursuant to the Executive’s employment with Theraclone prior to the Effective Date.]

12. Restrictive Covenants. The Executive hereby acknowledges and recognizes that, during the Executive’s employment with [PharmAthene] [Theraclone] prior to the Effective Date and during the Employment Period, the Executive has been and shall be privy to trade secrets and Confidential Information and has developed and will develop relationships with the Company’s customers and their representatives, business partners, referral sources, other third parties critical to the Company’s business (“Key Relationships”). Accordingly, in consideration of the benefits to be received by the Executive hereunder, [FOR KARP – except as otherwise provided under Maryland law and the Maryland rules of Professional Responsibility applicable to lawyers], the Executive agrees to the following Restrictive Covenants:

a. Non-Competition. The Executive shall not, from and after the date hereof, throughout the Employment Period, and for a period of twelve (12) months following the termination of the Employment Period (the “Restricted Period”) (i) directly or indirectly engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products of the Company being developed (so long as such development has not been abandoned), marketed or sold at the time of the termination of the Employment Period (such business or activity being herein referred to as a “Competing Business”) whether such engagement shall be as an officer, director, owner, executive, manager, employee, partner, affiliate or other participant in any Competing Business, or (ii) assist others in engaging in any Competing Business in the manner described in the foregoing clause (i).

b. Dealings with customers and Key Relationships.

i.            During the Restricted Period, the Executive shall not, on behalf of the Executive, or in any capacity whatsoever for any entity or person, other than the Company, and without the express written permission of the Company, directly or indirectly, contact, solicit, market to, sell to, consult with, or perform any services whatsoever for and/or in conjunction with any customer or Key Relationship with whom the Executive has had any contact during the Executive’s employment with the Company, with respect to any Competing Business, and further, the Executive shall not encourage, induce, or urge any customer or Key Relationship to cease doing business with the Company. If during this period a customer or Key Relationship contacts the Executive to perform services through a means other than through the Company, the Executive agrees to promptly notify the Company.

ii.         The Executive understands that this prohibition against indirectly contacting, soliciting, marketing to, or selling to any customer and Key Relationship on behalf of the Executive or any entity or person other than the Company means that the Executive shall not provide information to any entity or person regarding any customer or Key Relationship; introduce any entity or person to any customer or Key Relationship; advise, suggest, or encourage any customer or Key Relationship that it should do business with any entity or person other than the Company, participate in the supervision and management of any of the accounts relating to any customer or Key Relationship; participate in the consultation of any customer or Key Relationship; participate in the development or implementation of any strategies and decisions affecting any customer or Key Relationship; or in any way, state or imply to any customer or Key Relationship that doing business with any other entity or person during the restrictive period will inure to the Executive’s present or future benefit.

iii.         The foregoing restrictions will be limited to those customers and Key relationships with whom the Executive had any contact during the two (2) year period preceding the Executive’s termination of employment with the Company, including any telephonic, electronic, written, or in-person solicitations of, meetings with, or sales involving the customer or Key Relationship; the performance by the Executive of any services for and/or with and/or involving the customer or Key Relationship; any participation by the Executive in the supervision and management of any of the accounts relating to the customer or Key Relationship; consultation with any customer or Key Relationship; the development or implementation of any strategy and/or decision affecting and/or involving any customer or Key Relationship; or access to any Confidential Information relating to any customer or Key Relationship.

c.           Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, on behalf of the Executive or for any other entity or person, hire, entice, induce, encourage, urge, or solicit, or attempt to hire, entice, induce, encourage, urge, or solicit any employee of the Company or any subsidiary of the Company to leave the Company's or subsidiary’s employ or to cause any employee of the Company or any subsidiary or any person who had been employed by the Company or any subsidiary at any time during the preceding twelve (12) month period, to leave the Company’s employ or to become employed by any other person or entity that, in whole or in part, is a Competing Business.

d.           Limitation of Restrictive Covenants. The Restrictive Covenants set forth in this Section 12 apply only to the extent that the Executive’s activities relate directly or indirectly to a Competing Business. [For purposes of the Restrictive Covenants, references to the “Company” shall be deemed to include Theraclone prior to the Effective Date.]

13. Non-Disparagement. The Executive shall not engage in conduct, through word, act, gesture or other means, or disclose any information to the public or any third party which (i) directly or indirectly discredits or disparages in whole or in part the Company or Theraclone, or the respective subsidiaries, divisions, affiliates and/or successors of the Company or Theraclone as well as the products and the respective officers, directors, stockholders and employees of each of them; (ii) is detrimental to the reputation, character or standing of these entities, their products or any of their respective officers, directors, stockholders and/or employees; or (iii) which generally reflects negatively on the management decisions, strategy or decision-making of these entities. Factual statements made in legal actions, legal proceedings, or government investigative proceedings that are protected by a qualified privilege or immunity are not intended to be construed as disparagement.

14. Company Right to Inventions. The Executive hereby acknowledges that during the course of the Executive’s employment the Executive may be expected to apply intellectual efforts to develop and/or improve the Company's products and to conceive new ideas and products that will benefit the Company in its business. All Inventions and Works which, during the Executive’s employment with the Company or previously as a [PharmAthene employee] [Theraclone employee prior to the Effective Date] (whether or not during usual working hours) and for a period of one year thereafter, the Executive designs, creates or develops or designed, created or developed, solely or in conjunction with others, in the course of the performance of the Executive’s duties or which relate to the business of the Company [and/or Theraclone], are, together with all rights therein, acknowledged to be made or conceived for the exclusive benefit of the Company, and will become the Company’s Intellectual Property Rights. The Executive agrees to immediately notify the Company upon the design, creation or development of all Inventions and Works.

All Works shall be deemed “Works Made For Hire,” as that term is used and understood within the Copyright Act of 1976, as amended. To the extent any Works are determined not to be "Works Made For Hire," and to the extent that title to or ownership of any Invention or Work and all other rights therein are not otherwise vested exclusively in the Company, the Executive shall, at any time, without further consideration, but at the Company's expense, assign and transfer to the Company Executive’s entire right, title and interest (including copyrights and patents) in and to all such Inventions and Works.

The Executive agrees to cooperate fully with the Company, its successors, assigns, or designees in protecting the Intellectual Property Rights. At the Company’s request the Executive will execute and deliver to the Company all documents or instruments which may be necessary to secure and perfect the Company's title to and ownership of Inventions and Works, including, but not limited to, applications for letters patent (and extensions, continuations and reissues), applications for copyrights, and documents or instruments of assignment or transfer. The Executive further agrees to assist in the maintenance of those Intellectual Property Rights and in the prosecution or other legal or administrative proceedings involving same. The Executive agrees that Executive’s obligation to execute any and all such instruments and documents and to render such cooperation shall continue after the termination of the Executive’s employment. It is understood that all expenses of applying for and obtaining the Intellectual Property Rights shall be borne by the Company. Further, the Company shall reimburse the Executive for the time spent and reasonable travel and other out-of-pocket expenses that he incurs in connection with any steps that he take pursuant to the provisions of this Section, provided such time was spent and such expenses were incurred at the prior written request and/or with the prior written approval of the Company.

15. Severability and Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable in each jurisdiction in which enforcement is sought to the fullest extent permissible. This Agreement is divisible and separable, so that if any provision shall be held to be invalid, unlawful, or unenforceable, such holding shall not impair the remaining provisions. If any provision is held to too broad or unreasonable in duration, scope, or character of restriction to be enforced, such provision shall be modified to the extent necessary in order to legally enforce such provision to the fullest extent permitted by law. Both the Company and the Executive expressly authorize any court of competent jurisdiction to enforce any such provision to the fullest extent permitted by law.

16. Remedies; Survival.

a. Injunctive Relief. The Executive acknowledges and understands that the provisions of the covenants contained in Sections 11, 12, 13 and 14 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of Sections 11, 12, 13 or 14 hereof, the Company shall be entitled to an injunction restraining the Executive from such breach, and the Executive hereby consents to the issuance of an injunction, without the obligation of the Company to post any bond. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.

b. Extension of Restricted Period. The Restricted Period set forth in Section 12 shall be extended by a period equal to the time period during which the Executive is in breach of any of such provisions.

c.Attorneys’ Fees and Costs. In a dispute arising out of or related to this Agreement or the Executive’s employment, the prevailing party shall have the right to collect from the other party its reasonable attorney fees and costs and necessary expenditures.

d. Survival. Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Agreement shall survive the termination of the Executive’s employment until, by their terms, such provisions are no longer operative.

17. Notices. Notices and other communications hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company:

______________________________

______________________________

______________________________

______________________________

with a copy to:

______________________________

______________________________

______________________________

______________________________

if to the Executive to:

______________________________

______________________________

______________________________

______________________________

with a copy to:

______________________________

______________________________

______________________________

______________________________

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this Section 17 or in accordance with the latest unrevoked direction from such party.

18. Binding Agreement; Benefit. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

19. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of [Maryland] [Washington] applicable to a contract made and to be performed therein. Any action to enforce any of the provisions of this Agreement shall be brought in a court of the state of [Maryland] [Washington] or in Federal court located within that State. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by [Maryland] [Washington] law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such party.

20. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

21. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes upon its effectiveness all prior agreements or understandings among the parties with respect thereof[, including without limitation, the Prior Agreement]. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

22. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24. 409A Compliance. If the Executive is a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of the Executive’s termination of employment, then the Executive’s severance payments that are otherwise payable during the first six-month period following the Executive’s termination of employment (to the extent that such severance payments constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and the regulations promulgated thereunder) shall be deferred until the date that is six (6) months after the Executive’s termination of employment (or, if earlier, upon the Executive’s death). Each severance payment that is due hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. Each severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 409A of the Code is not intended to constitute deferred compensation. Moreover, any severance payment that does not exceed the Section 409A limit as set forth in Section 409A-1(b)(9)(iii)(A)(1) of the Code is not intended to constitute deferred compensation. All severance payments shall be completed by, and no further severance benefits shall be payable after, December 31 of the second taxable year following the year in which the Executive’s termination of employment occurs. This Agreement shall be interpreted to comply with, or otherwise be exempt from, the requirements of Section 409A. Accordingly, references to termination of employment hereunder shall be interpreted to mean “separation from service” as defined in regulations under Section 409A of the Code.

25. Executive’s Acknowledgement. The Executive acknowledges (a) that the Executive has had the opportunity to consult with independent counsel of the Executive’s own choice concerning this Agreement and (b) that the Executive has read and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on the Executive’s own judgment.

26. Assignment. The Executive understands and agrees that the Company may assign this Agreement to any entity or person that purchases substantially all or part of the Company’s assets or purchases any subsidiary, affiliate, or division of the Company for which the Executive has performed any services pursuant to this Agreement, and the Executive hereby consents to any such assignment. The Executive further understands and agrees that he may not assign this Agreement.

27. Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold the Executive harmless against, and shall purchase director and officer indemnity insurance on behalf of the Executive for, expenses, including reasonable attorneys’ fees (the attorney to be selected by the Executive), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding or claim (or threatened proceeding or claim) arising by reason of the Executive’s employment by the Company. The Company shall advance to the Executive any expense incurred in defending any such proceeding or claim (or threatened proceeding or claim) to the maximum extent permitted by law. The above indemnification provision shall be in addition to, and shall not be interpreted to limit or reduce, any other indemnification obligations of the Company to the Executive, whether under contract, the Company’s certificate of incorporation, the Company’s bylaws, or under law or otherwise.

28. Resignation of All Other Positions. Unless otherwise agreed to in writing by the Executive and the Company at the time of Termination, upon Termination the Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which the Executive has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate, and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.

29. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions then in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall provide the Executive with compensation on an hourly basis at a rate equivalent to the hourly rate of the Executive’s last annual Base Salary calculated using a forty (40) hour week over fifty-two (52) weeks for requested litigation and regulatory cooperation and occurs after the Executive's termination of employment, and reimburse the Executive for all costs and expenses incurred in connection with the Executive's performance under this Section 29, including, but not limited to, reasonable attorneys’ fees and costs.

30. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE

[NAME]

PHARMATHENE, INC.

By:
Title: